Exhibit 21.1

Subsidiaries of the Registrant

Bank subsidiary

Heritage Bank of Commerce — State of Incorporation, California

Non-bank subsidiaries

BVF/CSNK Acquisition Corp. — State of Incorporation, Delaware

CSNK Working Capital Finance Corp. — State of Incorporation, California